EXHIBIT 4.1



THE BANK OF NEW YORK
NEW YORK'S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON
15 BROAD STREET, NEW YORK, N.Y. 10005


                                January 16, 2002


Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Il. 60181


                     Van Kampen Focus Portfolios, Series 324


Dear Sirs:

The Bank of New York is acting as trustee for the Van Kampen Focus Portfolios, Series 324 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on January 16, 2002, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-76470) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,


                                                             /s/ DESMOND O'REGAN
                                                        Assistant Vice President